Exhibit 10.1

November 2, 2026

Dear Mr. Wartell:

I am pleased to nominate you as a member of the board of directors (the “Board”) of Fractyl Health, Inc., a Delaware corporation (the “Company”).

1.
You will serve as a non-employee, independent member of the Board and shall be independent and disinterested as such terms have been construed in accordance with Delaware law. By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or their controlling members that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company or (b) make decisions and carry out your responsibilities as a member of the Board, in each case, in accordance with the terms of the Company’s certificate of incorporation, bylaws, other organizational documents, and applicable law.
2.
As a member of the Board, effective upon your confirmation of the acceptability of the Company’s’ directors’ and officers’ liability coverage, you will receive cash compensation equal to $40,000 per month, payable monthly in advance. Such payments will be prorated to reflect your actual term of service, based on the date of your appointment and continuing until such date as you cease to serve on the Board; provided that you will be compensated for a minimum term of three months unless you resign before such date. In addition, you will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company as a member of the Board. Further, you shall be compensated on a “per diem” basis at a rate of $3,000 in cash for days on which you devote more than four hours of your time, outside of Board meetings, for meetings or activities outside the scope of normal board duties, including deposition preparation or testimony, director training, meeting with management or external auditors, interviewing director or management candidates, or other activities deemed necessary by the Board. All compensation earned shall be made payable to Bluerose Associates LLC.
3.
You will also be covered by the Company’s directors’ and officers’ insurance policies, in an amount and on terms as reasonably determined by the Board. Further, the Company shall indemnify you and hold you harmless in accordance with the Company’s standard director indemnification agreement in accordance. Notwithstanding anything to the contrary in the Company’s standard director indemnification agreement, certificate of incorporation and bylaws, except as and to the extent required under applicable law, you shall not be: (a) liable for the debt, liabilities, contracts or any other obligations of the Company; or (b) liable, responsible, accountable in damages or otherwise to the Company for any act or failure to act in connection with the Company and its business unless (in the case of this clause (b) only) the act or omission constitutes gross negligence, willful misconduct, bad faith, or fraud (as finally determined by a court of competent jurisdiction).

Exhibit 10.1

4.
You, Bluerose Associates LLC and the Company acknowledge that for you to perform your duties, you necessarily will obtain access to certain confidential information concerning the Company and its affiliates, including, but not limited to, business methods, financial data, and strategic plans which are unique assets of the Company or its affiliates (collectively, the “Confidential Information”). You covenant that you shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association, or other entity any Confidential Information, except (a) as required by law, (b) pursuant to a subpoena or order issued by a court, governmental body, agency, or official, or (c) to the extent such information (i) is generally known to the public, (ii) was known to you prior to its disclosure to you by the Company, (iii) was obtained by you from a third party which, to your knowledge, was not prohibited from disclosing such information to you pursuant to any contractual, legal, or fiduciary obligation, or (iv) was independently derived by the you without any use of Confidential Information. This paragraph shall continue in effect after you have ceased serving on the Board of the Company.
5.
Our expectation is that the Board will meet at least monthly, but likely with greater frequency. We ask that you make yourself available to participate in those meetings either in person or telephonically as may be appropriate.
6.
Your service on the Board will be in accordance with, and subject to, the organizational documents of the applicable Company and applicable law concerning the service of directors in the state of Delaware, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, a member of the Board, including Section 8 of the Clayton Act and other similar provisions. You agree to provide prompt notice of any such conflict or legal prohibition that arises during your service.
7.
You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the state of Delaware.
8.
This letter agreement sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter agreement must be accepted within five business days of the date set forth above, and it may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you. This letter will be effective upon your confirmation of the acceptability of the Company’s directors’ and officers’ liability coverage.

We look forward to working with you.

[Signature pages follow.]

Exhibit 10.1

Sincerely,
/s/ Harith Rajagopalan

Name: Harith Rajagopalan, M.D., Ph.D. Title: President and Chief Executive Officer
Fractyl Health, Inc.

ACCEPTED AND AGREED:

I hereby agree to serve as a member of the Board, subject to the terms and conditions set forth herein.

November 2, 2026	/s/ Michael Wartell
Date	Signature
By: Michael J. Wartell